Exhibit 99.1

          Hub International Posts Strong First Quarter 2005

    CHICAGO--(BUSINESS WIRE)--April 27, 2005--Hub International
Limited (NYSE:HBG)(TSX:HBG):

    --  GAAP net earnings rise 71% on 53% revenue increase

    --  Normalized net earnings increase 74%

    --  Organic growth reaches 10%

    Hub International Limited (NYSE:HBG)(TSX:HBG) today reported that first quarter 2005 net earnings increased 71% to $16.5 million, or $0.47 per diluted share, from $9.6 million, or $0.29 per diluted share, a year earlier, while revenue increased 53% to $121.7 million from $79.3 million. On a normalized basis, as described later in this release, net earnings grew 74% to $0.52 per diluted share.
    The North American insurance broker recorded 4% organic growth for core commissions and 10% organic growth when contingent commissions and other income are included. Organic growth is similar to same-store-sales in the retail industry and includes results from businesses only after they have been owned for 12 months. Foreign exchange, gains due to the Canadian dollar's increased value against the U.S. dollar, added approximately three percentage points to organic growth in the first quarter 2005.
    "We're off to a solid start in a very challenging environment," said Martin P. Hughes, chairman and chief executive officer. "Premium rates continue to decline, accompanied by increased capacity and more competition from smaller, regional brokers. At the same time, we are beginning to see signs that customers are responding to lower rates by restoring coverage that was bypassed during the harder rate environment. Across North America, our people are working diligently and effectively to meet the challenges of a market in transition."
    Hughes said the current market environment is affecting wholesale brokerage more than retail sales, because expanded capacity gives smaller brokers more direct access to insurers. In periods of limited capacity, smaller brokers rely more heavily on Hub's wholesale operations to gain access to insurance markets.
    "While a soft market adds more pressure on the wholesale front than on retail business, we are working aggressively to reinforce our sales culture in all areas of our company," Hughes said. "Our management of the sales pipeline is providing increased benefits as we address the current market environment and we are working to achieve further progress as the year unfolds."

    Acquisitions and Organic Growth Drive Revenue Gains

    First quarter revenue growth included the impact of acquisitions made in 2004, gains in contingent commission revenue, organic growth and a stronger Canadian dollar. Total revenue increased 53%, including 10% organic growth. Core commissions increased 44% to $89.0 million from $61.6 million, reflecting both acquisitions and 4% organic growth. Contingent commissions and volume overrides--the majority of which are received in the first quarter--grew 94% to $29.2 million from $15.0 million, approximately $8.7 million of the increase coming from acquisitions and the balance from organic growth. Other income increased 31% to $3.6 million, including organic growth of 6%. Foreign exchange added three percentage points to the company's organic growth.
    In the United States, which provided 72% of first quarter revenue, total revenue increased 79% to $87.1 million, including the benefit of acquisitions and 5% organic growth. Core commissions increased 70% to $63.2 million, but previously disclosed declines at one regional hub and weakness in wholesale brokerage resulted in a 1% decline in organic growth. Contingent commissions and volume overrides increased by 117% to $21.0 million, including $9.0 million of the increase from acquisitions and the balance from organic growth, and other income grew 43% to $3.0 million, including 9% organic growth.
    Much of the growth in U.S. revenue resulted from the acquisitions of Talbot on July 1, 2004 and Bush, Cotton & Scott on April 1, 2004 with estimated annualized revenue of $109.0 million as of their respective acquisition dates. Hughes said the company has a strong acquisition pipeline and anticipates continued growth through acquisitions in 2005.
    In Canada, which generated 28% of consolidated revenue in the first quarter, total revenue increased 13% to $34.6 million, including the impact of 18% organic growth. Core commission income increased 5% to $25.8 million, including 10% organic growth, or 2% excluding the impact of foreign exchange, while contingent commissions and volume overrides grew 52% to $8.2 million, due to organic growth. The stronger Canadian dollar added eight percentage points to organic growth in the first quarter.
    Cash compensation expense increased 57% in the first quarter to $63.9 million, rising to 52% of revenue from 51% last year. Selling, occupancy and administration expense grew 29% to $20.1 million, but declined as a percentage of revenue to 16% from 20%, while depreciation held steady at 2% of revenue in both periods. Interest expense increased 45% to $2.4 million, due primarily to higher debt levels, while intangible asset amortization grew 137% to $1.9 million, mostly due to acquired businesses.
    Non-cash stock based compensation increased to $9.0 million from $1.6 million, predominantly due to an earnout to be paid to approximately 70 employees of Talbot. The Talbot charge was $7.2 million, or $0.20 per diluted share, in the first quarter 2005, versus zero in the same period of 2004 (the "Talbot Charge").
    First quarter earnings included a $4.5 million ($2.9 million after tax) gain resulting from early retirement of a $7.5 million loan from an insurance company, along with a $2.4 million ($1.9 million after tax) gain on the disposal of assets. As reported previously, the terms of the insurance carrier loan included ongoing forgiveness of interest and reduction of principal repayment due in February 2007, based on both target premiums placed with the insurer and the loss ratio on those premiums. Hub repaid $3.0 million and received forgiveness of $4.5 million in principal during the first quarter, based on performance over the past three years under the terms of the agreement. The gain on disposal of assets resulted from the first quarter sale of individual books of business in Canada. In the first quarter 2004, the company wrote-off $2.6 million ($1.7 million after tax) of intangibles as it prepared to re-brand its retail brokerages under the Hub name.

    Normalized Net Earnings Increase 74% to $0.52 Per Diluted Share

    The impact of gains, write-offs, the Talbot Charge and foreign exchange rate fluctuations can complicate comparisons from one quarter to another. The following table provides added insight into normalized net earnings for the first quarter of 2005 and 2004:


Normalized Net Earnings                 2005    2004    2005    2004
----------------------------------------------------------------------
                                      (000's) (000's)    Per     Per
                                                       diluted diluted
                                                        share   share
----------------------------------------------------------------------
Net earnings reported under GAAP for
 quarter ended March 31               $16,480  $9,623   $0.47   $0.29
----------------------------------------------------------------------
Impact of non-cash stock based
 compensation (Talbot)                 $7,194       -   $0.20       -
----------------------------------------------------------------------
Impact of gain on forgiveness of debt ($2,925)      -  ($0.08)      -
----------------------------------------------------------------------
Impact of gain on disposition of
 assets of certain brokerages         ($1,913)      -  ($0.05)      -
----------------------------------------------------------------------
Impact of foreign exchange              ($668)  ($865) ($0.02) ($0.02)
----------------------------------------------------------------------
Impact of write-off of trademarks           -  $1,656       -   $0.05
----------------------------------------------------------------------
Normalized Net Earnings               $18,168 $10,414   $0.52   $0.32
----------------------------------------------------------------------

    Hub's pre-tax earnings increased 97% to $29.4 million, or $0.82 per diluted share, rising to 24% of revenue from 19% a year earlier. The effective tax rate increased to 44% from 35%, due largely to the non-deductible nature of the Talbot Charge. Excluding the Talbot Charge, the tax rate held steady at approximately 35%.
    The company closed the quarter with cash and cash equivalents of $112.9 million, $14.7 million higher than at December 31, 2004, due largely to profits from operations. Of that amount, approximately $58.7 million was available for use in acquisitions. Hughes said the company's acquisition pipeline remains strong.

    Understanding the Talbot Charge

    Hub discloses the impact of non-cash stock based compensation related to Talbot in order to give investors increased insight into Hub's results of operations and the effective cost of the Talbot acquisition.
    Both the $90 million cash paid to Safeco Corporation and the future issuance of restricted and non-restricted Hub shares to approximately 70 Talbot executives are components of the total consideration paid to acquire Talbot. This total consideration is within Hub's target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization) for acquired brokerages.
    The executives of Talbot were not shareholders prior to the sale, and therefore non-cash stock based compensation they receive under terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter of 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company's results in comparison to prior years and industry peers.
    In the first quarter of 2005, Hub recorded $7.2 million of non-cash stock based compensation for Talbot based on a total estimated earnout liability of approximately $50 million. The amount of non-cash stock based compensation may vary from quarter to quarter based on the profitability of Talbot. Based on the current expected earnout of approximately $50 million, the estimated charge to earnings will be:

2004      $14.4 million (actual)
2005      $25.5 million
2006      $8.4 million
2007      $1.5 million

    Conference Call and Webcast

    Hub International will discuss its financial results and outlook on a conference call scheduled for 9:30 a.m. (CT), 10:30 a.m. (ET) today, April 27, 2005. This call is being webcast by Thompson/CCBN and can be accessed at Hub International's Web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that has grown rapidly since its formation in 1998 through mergers, acquisitions and organic growth. Hub International provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada. Hub International's strategy is to expand its market share in the highly fragmented U.S. insurance brokerage industry by acquiring quality firms that focus on servicing the middle-market. In addition, Hub plans to leverage its decentralized approach, differentiate its service, and capitalize on its scale to provide broader product offerings to its clients through multiple distribution channels. Hub International currently has fourteen large "hub" brokerages that have significant market presence in their geographic regions or specialities in the United States and Canada. Each hub provides insurance brokerage services and manages the various other Hub International offices in its territory. The hub brokerages are responsible for growth through sales, service and fold-in acquisitions. The hub offices report to the corporate office which, in addition to monitoring the activity of each hub, retains responsibility for identifying and acquiring additional hub brokerages, along with integration and coordination initiatives that increase enterprise value.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three months ended March 31, 2005
(in thousands of U.S. dollars, except percentages)

                                                      Net
                  Revenue                         Adjustments
             ------------------            Total      For      Organic
                First quarter     Total   Growth (Acquisitions) Growth
               2005     2004    Change ($)  (%)   And Disposals   (%)
             ---------------------------------------------------------
Total
-----
Commission
 Income       $88,969  $61,585   $27,384    44%      $(25,259)      4%
Contingent
 Commissions
 and Volume
 Overrides     29,160   15,037    14,123    94%        (8,708)     36%
Other Income    3,568    2,727       841    31%          (672)      6%
             ---------------------------------------------------------
Total        $121,697  $79,349   $42,348    53%      $(34,639)     10%
             ---------------------------------------------------------

USA
---
Commission
 Income       $63,153  $37,048   $26,105    70%      $(26,387)     -1%
Contingent
 Commissions
 and Volume
 Overrides     20,957    9,643    11,314   117%        (8,995)     24%
Other Income    3,014    2,112       902    43%          (709)      9%
             ---------------------------------------------------------
Total         $87,124  $48,803   $38,321    79%      $(36,091)      5%
             ---------------------------------------------------------

Canada
------
Commission
 Income       $25,816  $24,537    $1,279     5%        $1,128      10%
Contingent
 Commissions
 and Volume
 Overrides      8,203    5,394     2,809    52%           287      57%
Other Income      554      615       (61)  -10%            37      -4%
             ---------------------------------------------------------
Total         $34,573  $30,546    $4,027    13%        $1,452      18%
             ---------------------------------------------------------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months ended March 31, 2005 and 2004
(in thousands of U.S. dollars, except per share amounts)

                                                    First quarter
                                                   2005       2004
                                              ------------------------
                                               (Unaudited) (Unaudited)
Revenue
  Commission income                               $88,969     $61,585
  Contingent commissions and volume overrides      29,160      15,037
  Other                                             3,568       2,727
                                              ------------------------
                                                  121,697      79,349
                                              ------------------------

Expenses
  Cash compensation                                63,853      40,637
  Selling, occupancy and administration            20,053      15,553
  Depreciation                                      2,081       1,587
  Interest expense                                  2,403       1,660
  Intangible asset amortization                     1,859         781
  Non-cash stock based compensation                 8,998       1,614
  Gain on forgiveness of debt                      (4,500)          -
  (Gain)/loss on disposal of subsidiaries,
   property, equipment and other assets            (2,412)         38
  Loss on write-off of trademarks                       -       2,587
                                              ------------------------
                                                   92,335      64,457
                                              ------------------------

Net earnings before income taxes                   29,362      14,892
                                              ------------------------

Provision for income tax expense (benefit)
  Current                                          13,854       6,738
  Future                                             (972)     (1,469)
                                              ------------------------
                                                   12,882       5,269
                                              ------------------------
Net earnings                                       16,480       9,623
Interest on subordinated convertible
 debentures                                           475         475
Dividends in lieu on restricted share units            28           -
                                              ------------------------
Diluted net earnings                              $16,983     $10,098
                                              ------------------------
                                              ------------------------

Earnings per share
  Basic                                             $0.54       $0.32
  Diluted                                           $0.47       $0.29

Weighted average shares outstanding
  - Basic  (000's)                                 30,368      30,015
Weighted average shares outstanding
  -  Diluted (000's)                               36,397      34,258


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of March 31, 2005 and December 31, 2004
(in thousands of U.S. dollars)
                                                 2005         2004
                                             ------------ ------------
                                              (Unaudited)
Assets
Current assets:
Cash and cash equivalents                       $112,892      $98,204
Trust cash                                        56,652       71,718
Accounts and other receivables                   127,463      162,841
Income taxes receivable                            6,967        6,208
Future income taxes                                5,568        3,901
Prepaid expenses                                   5,065        5,835
                                             ------------ ------------
Total current assets                             314,607      348,707

Goodwill                                         375,013      376,676
Other intangible assets                           86,973       88,842
Property and equipment                            26,630       27,907
Future income taxes                                4,684        4,368
Other assets                                       8,970       11,035
                                             ------------ ------------
Total assets                                    $816,877     $857,535
                                             ------------ ------------
                                             ------------ ------------

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities        $213,363     $271,843
Income taxes payable                              11,428        2,273
Future income taxes                                  521           34
Current portion long-term debt and capital
 leases                                            5,161        5,195
                                             ------------ ------------
Total current liabilities                        230,473      279,345

Long-term debt and capital leases                137,885      146,602
Subordinated convertible debentures               35,000       35,000
Future income taxes                               15,229       14,805
                                             ------------ ------------
Total liabilities                                418,587      475,752
                                             ------------ ------------

Commitments and contingencies

Shareholders' equity
Share capital                                    260,418      259,617
Contributed surplus                               14,214       12,681
Cumulative translation account                    26,511       26,983
Retained earnings                                 97,147       82,502
                                             ------------ ------------
Total shareholders' equity                       398,290      381,783
                                             ------------ ------------
Total liabilities and shareholders' equity      $816,877     $857,535
                                             ------------ ------------
                                             ------------ ------------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months ended March 31, 2005 and 2004
(in thousands of U.S. dollars)

                                                   First quarter
                                              ------------------------
                                                  2005        2004
                                              ------------------------
                                               (Unaudited) (Unaudited)
Operating activities
Net earnings                                      $16,480      $9,623
Items not affecting working capital:
  Amortization and depreciation                     3,940       2,368
  (Gain)/loss on disposal of subsidiaries,
   property, equipment and other assets            (2,412)         38
  Non-cash stock based compensation                 8,998       1,614
  Gain on forgiveness of debt                      (4,500)          -
  Loss on write-off of trademarks                       -       2,587
  Future income taxes                                (972)     (1,469)
Non-cash working capital items
  Trust cash                                       15,066      10,633
  Accounts and other receivables                   33,113      50,021
  Prepaid expenses                                    769         125
  Accounts payable and accrued liabilities        (65,817)    (69,049)
  Other assets                                        129         128
  Income taxes                                      8,398       1,387
                                              ------------------------
  Net cash flows from operating activities         13,192       8,006
                                              ------------------------

Investing activities
  Property and equipment - purchases                 (936)     (1,396)
  Property and equipment - proceeds on sale             1          67
  Purchase of subsidiaries, net of cash
   received                                           (18)       (257)
  Sale of subsidiaries                              3,876           -
  Other assets                                      4,399         560
                                              ------------------------
  Net cash flows from (used for) investing
   activities                                       7,322      (1,026)
                                              ------------------------

Financing activities
  Long-term debt and capital leases -
   repayments                                      (4,263)     (1,015)
  Proceeds from sale of executive plan shares         504           -
  Dividends paid                                   (1,835)          -
  Share capital - issued for cash, net of
   issue costs                                          -          40
                                              ------------------------
  Net cash flows used for financing activities     (5,594)       (975)
                                              ------------------------

Effect of exchange rate changes on cash and
 cash equivalents                                    (232)       (753)
                                              ------------------------
Change in cash and cash equivalents                14,688       5,252
Cash and cash equivalents - Beginning of
 period                                            98,204      82,052
                                              ------------------------
Cash and cash equivalents - End of period        $112,892     $87,304
                                              ------------------------
                                              ------------------------


HUB INTERNATIONAL LIMITED
Non-cash stock based compensation
For the three months ended March 31, 2005 and 2004
(in thousands of U.S. dollars)


Our non-cash stock based compensation includes stock options and restricted share units for senior employees as well as amortization of $7.2 million, or $0.20 per diluted share, of non-cash stock based compensation for the first quarter 2005 related to the estimated earnout due to management of Talbot. In response to investor interest in the true impact of these costs, we began recognizing the expense of non-cash stock based compensation during 2003. Options vest evenly over three years and expire in seven years from issuance. Shares derived from the options are held in escrow for a period of five years from the date the options are granted, subject to early releases in certain circumstances. Restricted share units vest over periods ranging from 46 months to 95 months. Our policy is to expense the fair value of non-cash stock based compensation to employees over the period in which entitlement to the compensation vests. The amount of expense recognized in each year related to stock options will vary with respect to exercise and forfeiture of options.

Non-cash stock based compensation for the three months ended March 31, 2005 and 2004 is comprised of the following:

                        2005    2004
                      ----------------
Non-cash stock based
 compensation:
  Stock options
   granted June 2002     $462    $491
  Stock options
   granted February
   2003                   100     102
  Stock based
   compensation
   granted for 2003
   bonuses                734     633
  Restricted share
   units                  415     388
  Restricted share
   units - EMT             86       -
  Other                     7       -
                      ----------------
                        1,804   1,614
  Stock based
   compensation
   related to Talbot
   acquisition          7,194       -
                      ----------------
                       $8,998  $1,614
                      ----------------
                      ----------------


The Company estimates the non-cash stock based compensation expense for 2005 through 2010 will be:

Year ended
 December 31,            2005    2006    2007    2008    2009    2010
                      ------------------------------------------------
Stock options granted
 June 2002               $851      $-      $-      $-      $-      $-
Stock options granted
 February 2003            366       -       -       -       -       -
Stock based
 compensation granted
 for 2003 bonuses        2,482   2,245   2,154   2,154   2,154   2,095
Stock based
 compensation
 regarding Talbot
 acquisition           25,459   8,400   1,508       -       -       -
Restricted share units  1,661   1,654   1,618   1,618     347     130
Restricted share units
 - EMT                    861   1,033   1,033   1,033     404       -
Other                     111      19       5       -       -       -
                      ------------------------------------------------
                      $31,791 $13,351  $6,318  $4,805  $2,905  $2,225
                      ------------------------------------------------
                      ------------------------------------------------

In total, as of March 31, 2005, we had issued and outstanding approximately 1.4 million stock options at a weighted average exercise price of $15.35. Our closing share price on the New York Stock
Exchange was $19.30 on March 31, 2005.

    CONTACT: Hub International Limited
             Dennis Pauls, 312-279-4880
             or
             Michael Rosenbaum, 847-749-1010